                                                                     EXHIBIT 1.6




                                CREDIT AGREEMENT



                                     Among


                         GUNDLE/SLT ENVIRONMENTAL, INC.
                              AND ITS SUBSIDIARIES
                           WHICH JOIN THIS AGREEMENT
                                 as Borrowers,


                           THE FINANCIAL INSTITUTIONS
                         NAMED IN THIS CREDIT AGREEMENT
                                   as Banks,

                                      and

                          NATIONSBANK OF TEXAS, N.A.,
                             as Agent for the Banks



                                  $35,000,000



                                 July 27, 1995

                                                                                                                             Page
                                                                                                                             ----
                                                          TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     Computation of Time Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    1.3     Accounting Terms; Changes in Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    1.4     Types of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    1.5     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 2.  CREDIT FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.1     Revolving Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.2     Letter of Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.3     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.4     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.5     Breakage Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    2.6     Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    2.7     Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    2.8     Market Failure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    2.9     Payment Procedures and Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    2.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    2.11    Replacement Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    2.12    Additional Borrowers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    2.13    Company Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 3.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    3.1     Conditions Precedent to Initial Extensions of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    3.2     Conditions Precedent to Each Extension of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.3     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.4     Absence of Conflicts and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.5     Investment Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.6     Public Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.7     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    4.8     Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    4.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    4.10    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    4.11    Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                                                                                             Page
                                                                                                                             ----
    4.12    Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    4.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    4.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    4.15    True and Complete Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE 5.  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    5.2     Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    5.3     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    5.4     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    5.5     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    5.6     Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    5.7     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    5.8     Subsidiary Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    5.9     Corporate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    5.10    Derivatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    5.11    Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    5.12    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    5.13    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    5.14    Investments; Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    5.15    Lines of Business; Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    5.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    5.17    Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    5.18    ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    5.19    Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE 6.  DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    6.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    6.2     Termination of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    6.3     Acceleration of Credit Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    6.4     Cash Collateralization of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    6.5     Default Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    6.6     Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    6.7     Actions Under Credit Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    6.8     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    6.9     Application of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE 7.  THE AGENT AND THE ISSUING BANK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    7.1     Authorization and Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    7.2     Reliance, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    7.3     Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                                                                                                                             Page
                                                                                                                             ----
    7.4     Bank Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    7.5     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    7.6     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    7.7     Successor Agent and Issuing Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

ARTICLE 8.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    8.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    8.3     Modifications, Waivers, and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    8.4     Survival of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    8.5     Assignment and Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    8.6     Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    8.7     Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    8.8     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    8.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    8.10    Termination of Existing Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    8.11    No Further Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

                                                                                                                             Page
                                                                                                                             ----
EXHIBITS

    Exhibit A      -       Form of Compliance Certificate
    Exhibit B      -       Form of Borrowing Request
    Exhibit C      -       Form of Continuation/Conversion Request
    Exhibit D      -       Form of Note
    Exhibit E      -       Form of Assignment and Acceptance
    Exhibit F      -       Closing Documents List
    Exhibit G      -       Form of Guaranty
    Exhibit H      -       Form of Joinder Agreement

SCHEDULES

    Schedule I     -       Administrative Information

    Schedule II    -       Disclosures

                                CREDIT AGREEMENT


         This Credit Agreement dated as of July 27, 1995, is among Gundle/SLT Environmental, Inc., a Delaware corporation, and its Subsidiaries which join this Agreement, as Borrowers, the Banks, and NationsBank of Texas, N.A., as Agent for the Banks.

         The parties hereto agree as follows:

ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS.

         1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Adjusted Prime Rate" means, for any day, the fluctuating per annum interest rate equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%.

         "Advance" means an outstanding advance of principal from a Bank which represents such Bank's ratable share of a Borrowing.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

         "Agent" means NationsBank in its capacity as an agent pursuant to
Article 7 and any successor agent pursuant to Section 7.7.

         "Agreement" means this Credit Agreement.

         "Applicable Commitment Fee" means, as of any date of its determination:

         (a) as of the date of this Agreement through the time when the Applicable Commitment Fee may be calculated by the Agent pursuant to paragraph
(b) below from the September 30, 1995, financial statements of the Company, 0.250%; and

         (b) thereafter, the percentage amount set forth in the table below opposite the applicable ratio of (i) the consolidated Debt of the Company as of the end of the fiscal quarter then most recently ended to (ii) the consolidated Total Capital of the Company as of the end of the fiscal quarter then most recently ended.

         Debt to
         Total Capital            Applicable Commitment Fee
         -------------            -------------------------
         >  0.40                  0.375%
         <= 0.40 but > 0.30       0.250%
         <= 0.30                  0.250%

The Agent shall determine the Applicable Commitment Fee based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Agent pursuant to Section 5.2(b). Any adjustments to the Applicable Commitment Fee shall become effective three Business Days following the date of delivery of such financial statements to the Agent; provided, however, that if such financial statements are not delivered when required hereunder, the Applicable Commitment Fee shall increase to the maximum percentage amount set forth in the table above from date when such financial statements were required to be delivered to the Agent hereunder until received by the Agent. Upon any change in the Applicable Commitment Fee, the Agent shall promptly notify the Company and the Banks of the new Applicable Commitment Fee.

         "Applicable Currency" means, as to any particular Borrowing or Advance or payment of principal or interest thereon, the Available Currency in which it is denominated, made, and payable.

         "Applicable Interest Margin" means, for any LIBOR Borrowing or Prime Rate Borrowing and as of any date of its determination:

         (a) as of the date of this Agreement through the time when the Applicable Interest Margin may be calculated by the Agent pursuant to paragraph
(b) below from the September 30, 1995, financial statements of the Company, 1.000% for LIBOR Borrowings and 0.00% for Prime Rate Borrowings; and

         (b) thereafter, an amount equal to the percentage amount for LIBOR Borrowings or Prime Rate Borrowings set forth in the table below opposite the applicable ratio of (i) the consolidated Debt of the Company as of the end of the fiscal quarter then most recently ended to (ii) the consolidated Total Capital of the Company as of the end of the fiscal quarter then most recently ended.

                          Applicable Interest Margin        Applicable Interest Margin
         Debt to          --------------------------        --------------------------
         Total Capital            LIBOR Borrowing                  Prime Rate Borrowing
         -------------            ---------------                  --------------------
         >  0.40                  1.375%                            0.000%
         <= 0.40 but > 0.30       1.000%                            0.000%
         <= 0.30                  0.875%                            0.000%

The Agent shall determine the Applicable Interest Margin based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Agent pursuant to Section 5.2(b). Any adjustments to the Applicable Interest Margin shall become effective three Business Days following the date of delivery of such financial statements to the Agent; provided, however, that if such financial statements are not delivered when required hereunder, the Applicable Interest Margin shall increase to the maximum percentage amount set forth in the table above from date when such financial statements were required to be delivered to the Agent hereunder until received by the Agent. Upon any change in the Applicable Interest Margin, the Agent shall promptly notify the Company and the Banks of the new Applicable Interest Margin.

         "Applicable Lending Office" means, with respect to each Bank and for any particular type of transaction, the office of such Bank set forth in
Schedule I to this Agreement (or in the applicable Assignment and Acceptance by which such Bank joined this Agreement) as its applicable lending office for such type of transaction or such other office of such Bank as such Bank may from time to time specify to the Company and the Agent for such particular type of transaction.

         "Applicable Payment Office" means, with respect to the Agent and for any particular type of transaction, the office of the Agent set forth in
Schedule I to this Agreement as its applicable payment office for such type of transaction or such other office of the Agent as the Agent may from time to time specify to the Company for such particular type of transaction.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit E.

         "Available Currencies" means Dollars, Pounds Sterling, German Marks, French Francs, Italian Lira, Dutch Guilders, Japanese Yen, Canadian Dollars, Australian Dollars, Singapore Dollars, and any other currency approved by the Banks which is freely transferable and convertible into Dollars and in which dealings in deposits are carried out in the London interbank market.

         "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 8.5(b).

         "Borrowers" means the Company and any Subsidiary of the Company joining this Agreement as a Borrower pursuant to Section 2.12.

         "Borrower Account" means, with respect to any Borrower, the principal operating account of such

Borrower with the Agent or any other account of such Borrower with the Agent which is designated as such Borrower's "Borrower Account" in writing by such Borrower.

         "Borrowing" means any outstanding borrowing of principal under this Agreement accruing interest on the same basis, whether created by new advances of principal under the revolving credit facility created under Section 2.1 or by the continuation or conversion of existing borrowings of principal under
Section 2.4(a).

         "Borrowing Request" means a Borrowing Request in substantially the form of Exhibit B executed by a Responsible Officer of the applicable Borrower and delivered to the Agent.

         "Business Day" means any Monday through Friday during which commercial banks are open for business in Dallas, Texas, and, if the applicable Business Day relates to any LIBOR Borrowing, on which dealings in the Applicable Currency for such LIBOR Borrowing are carried on in the London interbank market in such Applicable Currency.

         "Capital Leases" means, for any Person, any lease of any property by such Person which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "Change of Control" means, with respect to the Company, the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities and Exchange Act of 1933) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange
Act) other than Wembley, Ltd., a British Virgin Islands corporation, or any of its Affiliates, of (a) beneficial ownership of issued and outstanding shares of voting stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding Voting Securities of the Company, or (b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Commitment" means, for any Bank, the amount set opposite such Bank's name on the signature pages hereof as its Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 8.5(c), as such amount may be reduced or terminated pursuant to Section 2.1(a)(ii) or
Section 6.2.

         "Commitment Letter" means the letter commitment agreement dated as of June 15, 1995, between NationsBank and the Company regarding the commitment to provide for this Agreement and certain fees payable to NationsBank thereunder.

         "Company" means Gundle/SLT Environmental, Inc., a Delaware corporation.

         "Compliance Certificate" means a compliance certificate executed by a Responsible Officer of the Company in substantially the form of Exhibit A.

         "Continuation/Conversion Request" means a Continuation/Conversion Request in substantially the form of Exhibit C executed by a Responsible Officer of the applicable Borrower and delivered to the Agent.

         "Credit Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

         "Credit Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Company and/or the other Borrowers to the Agent and/or the Banks under this Agreement, the Notes, and the other Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

         "Credit Parties" means the Company, the other Borrowers, and the Guarantors.

         "Debt" means, with respect to any Person and as of any date of its determination, without duplication (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (c) obligations of such Person as lessee under Capital Leases, (d) obligations of such Person to pay the deferred purchase price of property or services, other than current trade debt incurred in the ordinary course of business and not in connection with the borrowing of money,
(e) obligations of such Person under or relating to letters of credit, guaranties, note purchase agreements, investment agreements, and other obligations of such Person which support the repayment of the types of indebtedness and obligations of others referred to in parts (a) through (d) of this definition, and (f) nonrecourse indebtedness or obligations of others of the kinds referred to in parts (a) through (e) of this definition secured by any Lien on or in respect of any property of such Person. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause
(e) of the definition of Debt shall be valued at the full amount of the contingent liability thereunder and the amount of any Debt described in clause
(f) shall be valued at the lesser of the amount of the Debt secured or the value of the property securing such Debt.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Default Rate" means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any applicable margin, plus (ii) 2.00% per annum or (b) in all other cases, the Adjusted Prime Rate in effect from time to time plus the Applicable Interest Margin for Prime Rate Borrowings in effect from time to time plus 2.00% per annum.

         "Derivatives" means any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

         "Dollars or $" means lawful money of the United States of America.

         "Dollar Equivalent" means, with respect to any Applicable Currency and as of any date of its determination, (a) if such Applicable Currency is other than Dollars, the amount of Dollars which the stated amount of such Applicable Currency could purchase at the Exchange Rate on the date of determination, or
(b) if such Applicable Currency is Dollars, the amount thereof.

         "EBITDA" means, with respect to any Person and for any period of its determination, the consolidated net income of such Person for such period, plus the consolidated interest expense, taxes, and depreciation and amortization of such Person for such period.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Eligible Assignee" means any commercial bank organized under the laws of the United States, any of the countries comprising the United Kingdom, France, Germany, Japan, Italy, or Canada, or any political subdivision of any thereof, and having Dollar Equivalent primary capital (or its equivalent) of not less than $500,000,000 and approved by the Agent and, if the proposed assignee is not an Affiliate of a Bank, approved by the Company.

         "Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

         "Event of Default" has the meaning specified in Section 6.1.

         "Exchange Rate" means, in relation to the exchange of an amount of Dollars with another Applicable Currency and as of any date of its determination, the rate of exchange offered by the Agent as its exchange rate on the date of determination for the exchange of the applicable amount of Dollars with such other Applicable Currency.

         "Existing Letters of Credit" means the commercial and standby letters of credit issued by the Issuing Bank for the account of the Company prior to the date of this Agreement and listed in the attached Schedule II under Existing Letters of Credit.

         "Federal Funds Rate" means, for any period, a fluctuating per annum interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means the audited financial statements of the Company and SLT Environmental, Inc., referred to in Section 4.7(a).

         "Guaranties" means the Guaranties in substantially the form of Exhibit G dated as of July 27, 1995, made by GSE Lining Technology, Inc., a Delaware corporation, and GSE International, Inc., a Delaware corporation, any Guaranties executed pursuant to Section 5.8, and any other guaranty of the Credit Obligations now or hereafter executed.

         "Guarantors" means GSE Lining Technology, Inc., a Delaware corporation, GSE International, Inc., a Delaware corporation, any Subsidiary of the Company which executes a Guaranty pursuant to Section 5.8, and any other Person now or hereafter obligated to the Agent or the Banks under a Guaranty.

         "Hazardous Materials" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any Environmental Law. "Hazardous Materials" shall include, without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

         "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the relevant Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. The maximum lawful rate under this Agreement shall be the weekly indicated rate ceiling under Article 5069-1.04 of the Texas Revised Civil Statutes, unless any other lawful rate ceiling exceeds the rate ceiling so determined, and then the higher rate ceiling shall apply.

         "Intangible Assets" means, with respect to any Person and as of any date of its determination, the goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets, and such other assets of such Person as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

         "Interest Period" means, with respect to each LIBOR Borrowing, the period commencing on the date of such LIBOR Borrowing and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below (under Section 2.4(a)(ii), each continuation or conversion creates a new Borrowing). The duration of each such Interest Period shall be one, two, three, or six months, in each case as the applicable Borrower may select in the applicable Borrowing Request or Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the Borrower may only select one month Interest Periods); provided, however, that:

         (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

         (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

         (c) the applicable Borrower may not select an Interest Period for any LIBOR Borrowing which ends after any date when outstanding Borrowings must be repaid unless, after giving effect to such selection, the aggregate outstanding Dollar Equivalent principal amount of Borrowings made to such Borrower that are Prime Rate Borrowings and Borrowings made to such Borrower that are LIBOR Borrowings having Interest Periods which end on or before such repayment date shall be at least equal to or greater than the Dollar Equivalent principal amount of the Borrowings due and payable on or before such date (and therefore in no event shall any Interest Periods extend beyond the Maturity
Date).

         "Interim Financial Statements" means the quarter end financial statements of SLT Environmental, Inc., referred to in Section 4.7(b).

         "Issuing Bank" means NationsBank and any successor issuing bank pursuant to Section 7.7.

         "Joinder Agreement" a Joinder Agreement in substantially the form of Exhibit H executed by a Responsible Officer of the relevant Subsidiary of the Company joining this Agreement as a Borrower pursuant to Section 2.12 and each other Borrower and delivered to the Agent.

         "LIBOR" means, with respect to any Borrowing, the per annum interest rate quoted to the Agent by the funding affiliate of the Agent in London, England, at which deposits, in the Applicable Currency, in an amount substantially equal to the amount of the LIBOR Rate Advance of the Agent comprising part of such Borrowing, and for a duration substantially equal to the Interest Period for such Borrowing, are offered to the principal office of such funding affiliate of the Agent in London, England, by such funding affiliate's correspondent banks in the London interbank market two Business Days before the date of such Borrowing.

         "LIBOR Advance" means any Advance which is part of a LIBOR Borrowing.

         "LIBOR Borrowing" means any Borrowing which bears interest based upon the LIBOR, as determined in accordance with Section 2.4.

         "Letter of Credit" means any commercial or standby letter of credit issued by the Issuing Bank for the account of a Borrower pursuant to the terms of this Agreement, including the Existing Letters of Credit.

         "Letter of Credit Application" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by a Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

         "Letter of Credit Application Amendment" means the Issuing Bank's standard form application to amend letter of credit for either a commercial or standby letter of credit, as the case may be, which has been executed by a Borrower and accepted by the Issuing Bank in connection with the increase or extension of a Letter of Credit.

         "Letter of Credit Collateral Account" means a special cash collateral account pledged to the Agent containing cash deposited pursuant to Section 2.2(c) and 6.4 to be maintained with the Agent in accordance with Section 2.2(g).

         "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

         "Letter of Credit Exposure" means, as of any date of its determination, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate of the reimbursement obligations of the Borrowers under the Letter of Credit Applications and this Agreement.

         "Letter of Credit Sublimit" means $15,000,000, or such greater amount as may be agreed to in writing by the Issuing Bank, the Agent, and the Majority Banks from time to time.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

         "Majority Banks" means, at any time, Banks holding at least 66-2/3% of the then aggregate unpaid Dollar Equivalent principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, "Majority Banks" shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time.

         "Material Adverse Change" means any material adverse change in the business, operations, or financial condition of the Company and its Subsidiaries, taken as a whole, since the date of the Financial Statements or Interim Financial Statements or since the date of this Agreement.

         "Material Subsidiary" means, as of any date of its determination, GSE Lining Technology, Inc., a Delaware corporation, GSE International, Inc., a Delaware corporation, and each other Subsidiary of the Company organized under the laws of the United States of America or any political subdivision thereof other than such domestic Subsidiaries of the Company which do not (a) have aggregate assets in excess of 5% of the consolidated assets of the Company as of the end of the most recently ended fiscal year of the Company or (b) have aggregate annual revenues as of the end of the most recent fiscal year of the Company which exceed 5% of the consolidated total revenues of the Company for such fiscal year (or if any such Subsidiaries are acquired during any fiscal year, on a pro forma basis, such Subsidiaries would have had aggregate annual revenues in excess of such amount during such fiscal year of the Company).

         "Maturity Date" means September 30, 2000, as such date may be extended pursuant to Section 2.1(a)(iii).

         "Minimum Borrowing Amount" means, with respect to any Borrowing, $1,000,000 or such lesser amount as may be agreed to by the Agent with respect to such Borrowing.

         "Minimum Borrowing Multiple" means (a) $100,000, with respect to any Borrowing comprised of Dollars, (b) an amount sufficient to make the amount of each Bank's Advance which is part of the Borrowing greater than the minimum standard trading amount for the Applicable Currency in the London interbank market, with respect to any Borrowing denominated in any Applicable Currency other than Dollars, or (c) or such lesser amount as may be agreed to by the Borrowers and the Agent with respect to any Borrowing.

         "NationsBank" means NationsBank of Texas, N.A., in its individual capacity.

         "Net Worth" means, with respect to any Person and as of any date of its determination, the excess of the assets of such Person over the liabilities of such Person.

         "Note" means a promissory note of a Borrower payable to the order of a Bank, in substantially the form of the attached Exhibit D, evidencing indebtedness of such Borrower to such Bank resulting from Advances made by such Bank to such Borrower.

         "PBGC" means Pension Benefit Guaranty Corporation or its successor.

         "Permitted Debt" means all of the following Debt:

         (a)     the Credit Obligations;

         (b) unsecured Debt of the Company and its Subsidiaries provided that at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds thereof the Company is in compliance and would remain in compliance with the terms of this Agreement, including Section 5.5 of this Agreement;

         (c) secured Debt of the Company and its Subsidiaries for the purposes described in clause (g) of the definition of Permitted Liens which is secured only by the Liens described in clause (g) of the definition of Permitted Liens provided that the aggregate outstanding Dollar Equivalent principal amount of such Debt plus the secured Debt permitted by clause (d) below does not exceed 5% of the consolidated Total Capital of the Company as of the end of the most recently ended fiscal year of the Company;

         (d) secured Debt of any Subsidiary of the Company organized under the laws of any jurisdiction other than the United States or any political subdivision thereof secured only by the Liens described in clause (h) of the definition of Permitted Liens provided that the aggregate outstanding Dollar Equivalent principal amount of such Debt plus the secured Debt permitted by clause (c) above does not exceed 5% of the consolidated Total Capital of the Company as of the end of the most recently ended fiscal year of the Company;

         (e) secured long-term Debt of GSE Lining Technology GmbH under financing provided by Dresdner Bank AG and by Commerzbank AG in October 1992 in the original aggregate principal amount of DM 6,300,000, and any renewals and extensions thereof which do not increase the principal amount thereof;

         (f) secured revolving Debt of GSE Lining Technology GmbH reflected in the Interim Financial Statements and any renewals and extensions thereof which do not increase the principal amount thereof provided that the same has been fully repaid and all Liens securing the same have been released on or before December 31, 1995; and

         (g) Debt owed by any Subsidiary of the Company to the Company or any other Subsidiary of the Company.

         "Permitted Derivatives" means (a) any Derivative used by the Company or any of its Subsidiaries in such Person's respective business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Person of the underlying commodity for the relevant period, but no Derivatives which are speculative in nature and (b) any other Derivatives obtained by the Company or any of its

Subsidiaries pursuant to a plan or policy approved by the Board of Directors of the Company.

         "Permitted Foreign Country" shall mean each of Germany, Singapore, Australia, Japan, France, Italy, Canada, and each of the countries comprising the United Kingdom, so long as the rating on such country's long-term debt is rated AA or better by Standard and Poor's Ratings Group or Aa or better by Moody's Investors Services, Inc.

         "Permitted Investments" means all of the following investments:

         (a) investments by the Company and its Subsidiaries in Subsidiaries, including any investment in a corporation which, after giving effect to such investment, will become a Subsidiary of the Company;

         (b) investments by the Company and its Subsidiaries in other Persons which are engaged in the same general nature of business as the Company;

         (c) investments in commercial paper and bankers' acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition by the Company or any Subsidiary of the Company, is accorded the highest rating by Standard & Poors Corporation or Moody's Investors Services, Inc;

         (d) investments in direct obligations of the United States of America, or investments in any Person which investments are guaranteed by the full faith and credit of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof by the Company or any Subsidiary of the Company and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (d) below or brokerage companies having a Dollar Equivalent net worth in excess of $100,000,000;

         (e) investments in direct obligations of Permitted Foreign Countries (or central banks thereof), in any case maturing in twelve months or less from the date of acquisition thereof by the Company or any Subsidiary and repurchase agreements having a term of less than one year relating to and fully collateralized by such obligations, which repurchase agreements are entered into with banks or trust companies described in clauses (f) or (g) below or brokerage companies having a net worth in excess of $250,000,000; provided that the aggregate Dollar Equivalent amount of such investments in obligations of any Permitted Foreign Country (or central bank thereof) does not exceed $1,000,000;

         (f) investments in time deposits, certificates of deposit, or Eurodollar certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having Dollar Equivalent capital, surplus, and undivided profits aggregating at least $100,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or Subsidiary of the Company, rated A by Standard & Poor's Corporation or A-2 by Moody's Investors Services, Inc.;

         (g) investments in time deposits or certificates maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of any Permitted Foreign Country or any political subdivision thereof, having capital, surplus, and undivided profits aggregating at least $500,000,000 and whose holding company's long-term debt is, at the time of acquisition thereof by the Company or any of its Subsidiaries, rated A by Standard & Poor's Ratings Group or A-2 by Moody's Investors Services, Inc.; provided that the aggregate Dollar Equivalent amount of such investments in any such bank or trust company does not exceed $5,000,000;

         (h) investments in the form of loans or advances in the usual and ordinary course of business to officers, directors, and employees of the Company or its Subsidiaries for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company and its Subsidiaries provided that the Dollar Equivalent principle amount of such investments does not exceed 2% of the consolidated Total Capital of the Company as of the end of the most recently ended fiscal year of the Company;

         (i) investments in the form of receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

         (j) investments in corporations constituting the payment for or settlement of a claim owed to the Company or any Subsidiary of the Company received by the Company or such Subsidiary of the Company pursuant to a bankruptcy, reorganization, arrangement, or insolvency proceeding, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, instituted by or against such corporation; and

         (k) investments not otherwise qualifying as a Permitted Investment provided that the Dollar Equivalent principle amount of such investments does not exceed 3% of the consolidated Total Capital of the Company as of the end of the most recently ended fiscal year of the Company.

In valuing any investments for the purpose of applying the limitations set forth in this Agreement, such investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal. For purposes of this

Agreement, at any time when a corporation becomes a Subsidiary of the Company, all investments of such corporation at such time shall he deemed to have been made by such corporation, as a Subsidiary of the Company, at such time.

         "Permitted Liens" means all of the following Liens:

         (a)     Liens securing the Credit Obligations;

         (b) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is made in accordance with Section 5.19;

         (c) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or any Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

         (d) Liens incidental to the conduct of business or the ownership of properties and assets (including warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders, or trade contracts, or to secure statutory obligations, surety or appeal bonds, or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles;

         (e) Liens in the form of minor survey exceptions or minor encumbrances, easements, or reservations, or rights of others for rights-of-way, utilities, and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries taken as a whole;

         (f) Liens securing the Debt of any Subsidiary of the Company to the Company or to another Subsidiary of the Company;

         (g) Liens (i) existing on the date of this Agreement and described in Schedule II provided that such Liens shall cover solely the property described in such Schedule and shall secure only the Debt described as secured by such Liens in such Schedule and (ii) given to secure the payment of the purchase price incurred in connection with the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Company or any of its Subsidiaries, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or any of its Subsidiaries of any business entity then owning such fixed assets which becomes a Subsidiary concurrently with such acquisition whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended, or renewed in contemplation of such acquisition, provided that in each case such Liens shall attach solely to the fixed assets acquired or purchased and the proceeds thereof and such Liens shall attach within 365 days of the completion of such acquisition or purchase; and

         (h) Liens on assets outside of the United States granted by any Subsidiary of the Company which is organized under the laws of any jurisdiction other than the United States or any political subdivision thereof given to secure Debt described in clause (d) of the definition of Permitted Debt; and

         (i) any extension, renewal, or replacement of any Lien permitted by the preceding clauses (a) through (h) covering the same property theretofore subject to such Lien incurred in connection with the extension, renewal, or refunding of the Debt secured thereby (without increase in principal amount) so long as such Debt is otherwise permitted by the terms of this Agreement.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

         "Plan" means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) employee pension benefit plan under Section 3(2) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) employee account benefit plan under Section 3(2) of ERISA.

         "Prime Rate" means a fluctuating per annum interest rate in effect from time to time equal to the rate of interest publicly announced by the Agent as its prime rate, whether or not any Borrower has notice thereof.

         "Prime Rate Advance" means any Advance which is part of a Prime Rate Borrowing.

         "Prime Rate Borrowing" means any Borrowing which bears interest based upon the Adjusted Prime Rate, as determined in accordance with Section 2.4.

         "ratable share" or "pro rata share" means, with respect to any Bank and as of any date of its determination, either (a) the ratio of such Bank's Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio of such Bank's aggregate outstanding Advances and share of the Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure at such time.

         "Related Parties" means, with respect to any Person, such Person's stockholders, directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

         "Responsible Officer" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, and Treasurer.

         "Revolving Credit Commitment Termination Date" means September 30, 1997, as such date may be extended pursuant to Section 2.1(a)(iii).

         "Subsidiary" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such person.

         "Tangible Assets" means, with respect to any Person and as of any date of its determination, the assets of such Person less the Intangible Assets of such Person.

         "Tangible Net Worth" means, with respect to any Person and as of any date of its determination, the Net Worth of such Person less the Intangible Assets of such Person.

         "Total Capital" means, with respect to any Person and as of any date of its determination, the Debt of such Person plus the Net Worth of such Person.

         "Type" has the meaning set forth in Section 1.4.

         "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), and (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person.

         1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

         1.3 Accounting Terms; Changes in Accounting. All accounting terms, definitions, ratios, and other tests described herein, except as expressly set forth in this Agreement, shall be construed in accordance with generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements of the Company. The Company and its Subsidiaries shall prepare their financial statements in accordance with generally accepted accounting principles unless otherwise approved in writing by the Agent. When the term "consolidated" is used with respect to financial statements of the Company, or with respect to any ratio, calculation, or amount regarding the Company, such term means the consolidated financial statements, ratios, calculations, or amounts of the Company and its consolidated subsidiaries.

         1.4 Types of Advances. The "Type" of a Borrowing or related Advance refers to the determination whether such Borrowing or related Advance is an LIBOR Borrowing or LIBOR Advance or a Prime Rate Borrowing or Prime Rate Advance, respectively.

         1.5 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." The word "or" shall mean "and/or" wherever necessary to prevent interpretation of any provision against the Agent or the Banks. Whenever any Borrower has an obligation under this Agreement and the Credit Documents the expense of complying with that obligation shall be an expense of such Borrower unless otherwise specified. Whenever any determination is to be made by the Agent or any Bank, such determination shall be in such Person's sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement and the Credit Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the Credit Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement and the Credit Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the Credit Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and the Credit Documents, this Agreement shall control.

ARTICLE 2.       CREDIT FACILITIES.

         2.1     Revolving Credit Facility.

                 (a)      Commitment.

                          (i)     Each Bank severally agrees, on the terms and
conditions set forth in this Agreement and for the purposes set forth in
Section 5.4, to make Advances to each Borrower requesting Borrowings under this Agreement as such Bank's ratable share of such Borrowings requested by such Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Credit Commitment Termination Date provided that the aggregate outstanding Dollar Equivalent principal amount of Advances made by such Bank plus such Bank's ratable share of the Letter of Credit Exposure shall not exceed such Bank's Commitment. Borrowings may be made in any Available Currency. Borrowings must be made in an amount equal to or greater than the Dollar Equivalent of the Minimum Borrowing Amount and be made in multiples of the Minimum Borrowing Multiple for the Applicable Currency. Within the limits expressed in this Agreement, each Borrower may from time to time borrow, prepay, and reborrow Borrowings. The indebtedness of each Borrower to the Banks resulting from the Advances made by the Banks shall be evidenced by Notes made by such Borrower.

                          (ii)    The Borrowers shall have the right, upon at
least five Business Days' advance notice to the Agent, to reduce ratably in part or terminate in whole the Commitments. Each such notice shall specify the amount of the reduction or the termination and shall be irrevocable and binding on the Borrowers. Partial reductions shall be in a minimum amount of $5,000,000 and be made in integral multiples of $1,000,000. The Commitments cannot be reduced below the aggregate outstanding Dollar Equivalent principal amount of Borrowings plus the Letter of Credit Exposure. Any reduction or termination of the Commitments pursuant to this Section 2.1(a)(ii) shall be permanent, with no obligation of the Banks to reinstate such Commitments.

                          (iii)   Not earlier than 365 days prior but not later
than 90 days prior to the then current Revolving Credit Commitment Termination Date, the Borrowers may by written notice to the Agent request the Banks to extend the then current Revolving Credit Commitment Termination Date and Maturity Date by one year each. Each Bank's determination whether or not to extend shall be in such Bank's sole discretion. If the Borrowers provide such notice to the Agent, the Agent shall consult with the Banks and notify the Borrowers in writing not later than 60 days after such request whether the Banks have elected to extend such dates for such additional periods. If the Agent does not notify the Borrowers, the Banks shall be deemed to have elected not to extend such dates. If the Banks elect to extend such dates, the Agent's notice to the Borrowers to such effect shall automatically constitute an extension of such dates without any further action by any Person.

                 (b)      Method of Advancing.

                          (i)     Each Borrowing shall be made pursuant to a
Borrowing Request given by the Borrower requesting the Borrowing to the Agent in writing or by telecopy not later than the time required pursuant to Section 2.4(a)(i) to select the interest rate basis for the Borrowing. Each Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on such Borrower unless such Borrowing Request is rejected by the Agent as incomplete or improper. If the Borrowing Request is accepted by the Agent, the Agent shall promptly forward notice of the Borrowing to the Banks. Each Bank shall, before 2:00 p.m. (local time at the Applicable Payment Office) on the date of the requested Borrowing, make available from its Applicable Lending Office to the Agent at the Agent's Applicable Lending Office, in immediately available funds, such Bank's ratable share of such Borrowing. Subject to the satisfaction of all applicable conditions precedent, after receipt by the Agent of such funds, the Agent shall before close of business on the date requested for such Borrowing make such Borrowing available to such Borrower in immediately available funds at the Borrower Account of such Borrower.

                          (ii)    Unless the Agent shall have received notice
from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank's ratable share of such Borrowing, the Agent may assume that such Bank has made its ratable share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (i) above and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its ratable share of such Borrowing available to the Agent, such Bank agrees that it shall pay interest on such amount for each day from the date such amount is made available to such Borrower by the Agent until the date such amount is paid to the Agent by such Bank at, for Prime Rate Borrowings or LIBOR Borrowings comprised of Dollars, the Federal Funds Rate in effect from time to time, or for LIBOR Borrowings comprised of any Applicable Currency other than Dollars, the LIBOR applicable to the Borrowing, provided that with respect to such Bank in either case if such amount is not paid by such Bank by the end of the second day after the Agent makes such amount available to such Borrower, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by such Bank upon demand by the Agent. If such Bank shall pay to the Agent such amount and interest as provided above, such amount so paid shall constitute such Bank's Advance as part of such Borrowing for all purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. In the event that such Bank has not repaid such amount by the end of the fifth day after such amount was made available to such Borrower, such Borrower agrees to repay to the Agent on demand such amount, together with interest on such amount for each day from the date such amount was made available to such Borrower until the date such amount is repaid to the Agent at the interest rate charged to such Borrower for such Borrowing under the terms of this Agreement.

                          (iii)   The failure of any Bank to make available its
ratable share of any Borrowing shall not relieve any other Bank of its obligation, if any, to make available its ratable share of such Borrowing. No Bank shall be responsible for the failure of any other Bank to honor such other Bank's obligations hereunder, including any failure to make available any funds as part of any Borrowing.

                 (c)      Prepayment.

                          (i)     Each Borrower may prepay the outstanding
principal amount of Borrowings made to such Borrower pursuant to written notice given by such Borrower to the Agent in writing or by telecopy not later than
(A) 2:00 p.m. (Dallas, Texas time) on the fourth Business Day before the date of the proposed prepayment, in the case of the prepayment of any LIBOR Borrowing, or (B) 12:00 noon (Dallas, Texas time) on the same Business Day of the proposed prepayment, in the case of the prepayment of any Prime Rate Borrowing. Each such notice shall specify the Borrowing to be prepaid, the amount of the prepayment, and the date of the prepayment and shall be irrevocable and binding on such Borrower. Prepayments of Borrowings shall be made in integral multiples of the Minimum Borrowing Multiple of the Applicable Currency. If the prepayment would cause the aggregate outstanding Dollar Equivalent principal amount of the LIBOR Borrowing being prepaid or the aggregate outstanding principal amount of all Prime Rate Borrowings to be less than the Minimum Borrowing Amount, the prepayment must be in the entire outstanding principal amount of such LIBOR Borrowing or the entire outstanding principal amount of all Prime Rate Borrowings, as the case may be. Upon receipt of any notice of prepayment, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by such Borrower, such Borrower shall prepay the specified Borrowing in the specified amount on the specified date as set forth in such notice. The Borrowers shall have no right to prepay any principal amount of any Borrowing except as provided in this Section 2.1(c)(i).

                          (ii)    Each prepayment of principal on any LIBOR
Borrowing pursuant to this Section 2.1(c) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to Section 2.5 as a result of such prepayment.

                          (iii)   Following the Revolving Credit Commitment
Termination Date, all prepayments shall be applied to the required payments of principal in the inverse order of maturity.

                 (d) Repayment. Each Borrower shall pay to the Agent for the ratable benefit of the Banks the outstanding principal amount of the Borrowings made to such Borrower which are outstanding on the Revolving Credit Commitment Termination Date in equal quarterly installments of 1/12th of the outstanding Dollar Equivalent principal amount of such Borrowings. The first such equal quarterly installment shall be due and payable on the last day of the first calendar quarter ending after the Revolving Credit Commitment Termination Date, with subsequent equal quarterly installments due and payable on the last day of each calendar quarter thereafter until the Maturity Date, when the aggregate outstanding principal amount of all Borrowings shall become due and payable. With respect to the equal quarterly installments, each Borrower may select which Borrowings of such Borrower to repay in making the equal quarterly installments, so long as the Dollar Equivalent amount of each equal quarterly installment is equal to the required amount.

         2.2     Letter of Credit Facility.

                 (a) Commitment for Letters of Credit. The Issuing Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, issue, increase, and extend Letters of Credit payable in any Available Currency at the request of any Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Credit Commitment Termination Date provided that
(i) the outstanding Dollar Equivalent amount of the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit and (ii) the aggregate outstanding Dollar Equivalent principal amount of Borrowings plus the Letter of Credit Exposure shall not exceed the aggregate amount of the Commitments. No Letter of Credit may have an expiration date later than 13 months after its issuance date, and each Letter of Credit which is self-extending beyond its expiration date must be cancelable upon at least 30 days notice given by the Issuing Bank to the beneficiary of such Letter of Credit. No Letter of Credit may have an expiration date later than 13 months after the Revolving Credit Commitment Termination Date unless approved by the Issuing Bank, the Agent, and the Banks. Each Letter of Credit must be in form and substance acceptable to the Issuing Bank. The indebtedness of each Borrower to the Issuing Bank resulting from Letters of Credit requested by such Borrower shall be evidenced by the Letter of Credit Applications made by such Borrower.

                 (b) Requesting Letters of Credit. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the Borrower requesting the Letter of Credit to the Issuing Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 2:00 p.m. (Dallas, Texas, time) on the second Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on such Borrower unless such Letter of Credit Application or Letter of Credit Application Amendment is rejected by the Issuing Bank as incomplete or improper. If the Issuing Bank accepts the Letter of Credit Application or Letter of Credit Application Amendment, the Issuing Bank shall give prompt notice thereof to the Agent, and the Agent shall promptly inform the Banks of the proposed Letter of Credit or change thereto. Subject to the satisfaction of all applicable conditions precedent, the Issuing Bank shall before close of business on the date requested by such Borrower for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary. Upon the date of the issuance, increase, or extension of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit. The Issuing Bank shall notify the Agent of each Letter of Credit issued, increased, or extended and the date and amount of each Bank's participation in such Letter of Credit, and the Agent shall in turn notify the Banks.

                 (c) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding according to their terms after the Revolving Credit Commitment Termination Date, upon request of the Agent each Borrower which requested any such Letter of Credit shall pay to the Agent an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit requested by such Borrower to be held in the Letter of Credit Collateral Account. At any time, at the request of the Issuing Bank, the Agent shall apply such cash collateral to any reimbursement obligation or other obligation of such Borrower to the Issuing Bank under any Letter of Credit Application related to such Letters of Credit.

                 (d) Reimbursements for Letters of Credit. With respect to any Letter of Credit and in accordance with the related Letter of Credit Application, the Borrower which requested such Letter of Credit agrees to pay to the Issuing Bank on demand of the Issuing Bank any amount due to the Issuing Bank under such Letter of Credit Application. If such Borrower does not pay upon demand of the Issuing Bank any amount due to the Issuing Bank under any Letter of Credit Application, in addition to any rights the Issuing Bank may have under such Letter of Credit Application, the Issuing Bank may upon written notice to the Agent request the satisfaction of such obligation by the making of a Borrowing in the Applicable Currency. Upon such request, such Borrower shall be deemed to have requested the making of a Borrowing in the Applicable Currency in the amount of such obligation and the transfer of the proceeds thereof to the Issuing Bank. If the Applicable Currency is Dollars, then the Issuing Bank may select the Borrowing to be a Prime Rate Borrowing or a LIBOR Borrowing. The Agent shall promptly forward notice of such Borrowing to such Borrower and the Banks, and each Bank shall, in accordance with the procedures of Section 2.1(b), other than limitations on the size of Borrowings, and notwithstanding the failure of any conditions precedent, make available such Bank's ratable share of such Borrowing to the Agent, and the Agent shall promptly deliver the proceeds thereof to the Issuing Bank for application to such Bank's share of the obligations under such Letter of Credit. Each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Issuing Bank to make such requests for Borrowings on behalf of such Borrower, and the Banks to make Advances to the Agent for the benefit of the Issuing Bank in satisfaction of such obligations. The Agent and each Bank may record and otherwise treat the making of such Borrowings as the making of a Borrowing to such Borrower under this Agreement as if requested by such Borrower. Nothing herein is intended to release any Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.2(d) shall not constitute a cure or waiver of any Default or Event of Default caused by any Borrower's failure to comply with the provisions of this Agreement or any Letter of Credit Application.

                 (e) Obligations Unconditional. The obligations of each Borrower and each Bank under this Agreement and the Letter of Credit Applications to reimburse the Issuing Bank for draws under Letters of Credit and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document; (iii) the existence of any claim, set-off, defense, or other right which any Borrower or any Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of any Borrower or any Bank in connection with the Letters of Credit or such Borrower's or such Bank's rights under paragraph (f) below.

                 (f) Liability of Issuing Bank. The Issuing Bank shall not be liable or responsible for, and each Borrower and each Bank assumes full responsibility for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency, or genuineness of documents related to Letters of Credit, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE); except that the Issuing Bank shall be liable to any Borrower or any Bank to the extent of any direct, as opposed to consequential, damages suffered by such Borrower or such Bank which such Borrower or such Bank proves were caused by (A) the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make or delay in making lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit or the Issuing Bank's payment of greater than the maximum amount permitted under any Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                 (g)      Letter of Credit Collateral Account.

                          (i)     If any Borrower is required to deposit funds
in the Letter of Credit Collateral Account pursuant to Section 2.2(c) or 6.4, then the Borrowers and the Agent shall establish the Letter of Credit Collateral Account and each Borrower shall execute any documents and agreements, including the Agent's standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Agent a first priority security interest in such account and the funds therein. Each Borrower hereby pledges to the Agent and grants the Agent a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

                          (ii)    So long as no Event of Default exists, (A)
the Agent may apply the funds held in the Letter of Credit Collateral Account only to the reimbursement of any reimbursement obligations and other obligations under Letter of Credit Documents, and (B) the Agent shall release to each Borrower at such Borrower's written request any funds held in the Letter of Credit Collateral Account allocable to the Letters of Credit requested by such Borrower in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Letter of Credit Collateral Account provided by such Borrower over the Letter of Credit Exposure allocable to the Letters of Credit requested by such Borrower. During the existence of any Event of Default, the Agent may apply any funds held in the Letter of Credit Collateral Account to any Credit Obligations in any order determined by the Agent, regardless of any Letter of Credit Exposure which may remain outstanding. The Agent may in its sole discretion at any time release to any Borrower any funds held in the Letter of Credit Collateral Account allocable to the Letters of Credit of such Borrower.

                          (iii)   Funds held in the Letter of Credit Collateral
Account shall be invested in money market funds of the Agent or in another investment if mutually agreed upon by each Borrower with funds held in the Letter of Credit Collateral Account and the Agent, but the Agent shall have no other obligation to make any other investment of the funds therein. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

                 (h) Existing Letters of Credit. Upon the date of the execution of this Agreement, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in each Existing Letter of Credit. The Issuing Bank shall arrange with the Agent and the Banks to prorate and ratably distribute to the Banks the fees previously paid to the Issuing Bank with respect to such Existing Letters of Credit.

         2.3     Fees.

                 (a) Agent Fees. The Company shall pay to the Agent for the benefit of the Agent the fees specified in the Commitment Letter in accordance with the confidential terms of the Commitment Letter.

                 (b) Commitment Fee. The Company shall pay to the Agent for the ratable benefit of the Banks a commitment fee equal to the Applicable Commitment Fee per annum on the average daily amount by which (i) the aggregate amount of the Commitments exceeds (ii) the aggregate outstanding Dollar Equivalent principal amount of the Borrowings plus the Letter of Credit Exposure, from the date of this Agreement until the termination of the Commitments under this Agreement, whether by agreement, maturity, under Section 2.1(a)(ii), under Section 6.2, or otherwise. The commitment fee shall be due and payable in arrears following the last day of each calendar quarter and the Revolving Credit Commitment Termination Date or any earlier date any of the

Commitments hereunder are terminated, in each case within ten days after demand for payment by the Agent.

                 (c) Amendment Fee. The Company shall pay to the Agent for the ratable benefit of the Banks a minimum amendment fee equal to $3,000 per Bank prior to the effectiveness of any amendment of this Agreement. This fee is in addition to any third party, out-of-pocket expenses incurred by the Agent and the Banks in connection with the amendment, and is not intended to imply any agreement of the Agent or the Banks to amend this Agreement or any Credit Document.

                 (d)      Fees for Letters of Credit.

                          (i)  For each Letter of Credit issued by the Issuing
Bank, the Borrower requesting the Letter of Credit shall pay to the Agent for the ratable benefit of the Banks a letter of credit fee equal to the Applicable Interest Margin for LIBOR Borrowings in effect at the time of determination less 0.125% per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit. Such Borrower shall pay the letter of credit fee for such Letter of Credit, including any increased amount due in respect of any increase or extension of such Letter of Credit, in advance within ten days after demand for payment by the Agent.

                          (ii)  For each Letter of Credit issued by the Issuing
Bank, the Borrower requesting the Letter of Credit shall pay to the Agent for the benefit of the Issuing Bank a letter of credit fee equal to 0.125% per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit, with a minimum fee of $150. Such Borrower shall pay such letter of credit fee for the Issuing Bank for such Letter of Credit, including any increased amount due in respect of any increase or extension of such Letter of Credit in advance within ten days after demand for payment by the Agent.

                          (iii)  In the event any Borrower which has
established any Letter of Credit and the beneficiary thereof reduce the amount of such Letter of Credit or cancel such Letter of Credit prior to its expiration date, each Bank and the Issuing Bank shall refund to such Borrower the unearned portion of the letter of credit fees paid pursuant to Sections 2.3(d)(i) and (ii) above with respect to such Letter of Credit. Each such refund shall be made within ten days after demand for payment by such Borrower.

         2.4     Interest.

                 (a) Election of Interest Rate Basis. Each Borrower may select the interest rate basis for Borrowings made to such Borrower in accordance with the terms of this Section 2.4(a):

                          (i)     Under the Borrowing Request provided to the
Agent in connection with the making of each Borrowing, if such Borrowing is comprised of Dollars the Borrower requesting the Borrowing shall select such Borrowing to accrue interest as a LIBOR Borrowing with any permitted Interest Period or as a Prime Rate Borrowing, or if such Borrowing is comprised of another Applicable Currency, such Borrower shall select such Borrowing to accrue interest as a LIBOR Borrowing with any permitted Interest Period, provided that at no time shall there be more than fifteen separate LIBOR Borrowings outstanding. Such interest rate elections must be provided to the Agent in writing or by telecopy not later than 2:00 p.m. (Dallas, Texas, time) on the fourth Business Day before the date of any proposed LIBOR Borrowing or 12:00 noon (Dallas, Texas, time) on the same day of any proposed Prime Rate Borrowing. In the case of each LIBOR Borrowing, upon determination by the Agent, the Agent shall promptly notify such Borrower and the Banks of the applicable interest rate.

                          (ii)    With respect to the Borrowings requested by
each Borrower, such Borrower may continue or convert any portion of any LIBOR Borrowing comprised of Dollars or Prime Rate Borrowing comprised of Dollars to form new LIBOR Borrowings comprised of Dollars or Prime Rate Borrowings comprised of Dollars and may continue or convert any portion of any LIBOR Borrowing comprised of any Applicable Currency to form new LIBOR Borrowings comprised of the same Applicable Currency in accordance with this paragraph. Each such continuation or conversion shall be deemed to create a new Borrowing for all purposes of this Agreement. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by such Borrower to the Agent in writing or by telecopy not later than 2:00 p.m. (Dallas, Texas, time) on the fourth Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on such Borrower. If the Continuation/Conversion Request is accepted by the Agent, the Agent shall promptly forward notice of the continuation or conversion to the Banks. In the case of any continuation or conversion into LIBOR Borrowings, upon determination by the Agent, the Agent shall notify such Borrower and the Banks of the applicable interest rate. Continuations and conversions of Borrowings shall be made in integral multiples of the Minimum Borrowing Multiple of the Applicable Currency. No continuation or conversion shall be permitted if such continuation or conversion would cause the aggregate outstanding Dollar Equivalent principal amount of any LIBOR Borrowing which would remain outstanding or the aggregate outstanding principal amount of all Prime Rate Borrowings which would remain outstanding to be less than the Minimum Borrowing Amount. At no time shall there be more than fifteen separate LIBOR Borrowings outstanding. Any conversion of an existing LIBOR Borrowing is subject to Section 2.5. Subject to the satisfaction of all applicable conditions precedent, the Agent and the Banks shall before close of business on the date requested by such Borrower for the continuation or conversion, make such continuation or conversion.

                          (iii)   At the end of the Interest Period for any
LIBOR Borrowing if the Borrower which requested such Borrowing has not continued or converted such LIBOR Borrowing into new Borrowings as provided for in paragraph (ii) above, or any Default or Event of Default exists, such Borrower shall be deemed to have continued such LIBOR Borrowing as a new LIBOR Borrowing with an Interest Period of one month. Each Prime Rate Borrowing shall continue as a Prime Rate Borrowing unless the Borrower which requested such Borrowing converts such Prime Rate Borrowing as provided for in paragraph
(ii) above.

                 (b) LIBOR Borrowings. Each LIBOR Borrowing shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such Borrowing plus the Applicable Interest Margin in effect from time to time. Each Borrower shall pay to the Agent for the ratable benefit of the Banks all accrued but unpaid interest on each LIBOR Borrowing made to such Borrower on the last day of the applicable Interest Period for such LIBOR Borrowing (and with respect to LIBOR Borrowings with Interest Periods of greater than three months, on the date which is three months after the first date of the Interest Period for such LIBOR Borrowing), on any date when such LIBOR Borrowing is prepaid in full, and on the Maturity Date.

                 (c) Prime Rate Borrowings. Each Prime Rate Borrowing shall bear interest at a per annum interest rate equal to the Adjusted Prime Rate in effect from time to time plus the Applicable Interest Margin in effect from time to time. Each Borrower shall pay to the Agent for the ratable benefit of the Banks all accrued but unpaid interest on outstanding Prime Rate Borrowings made to such Borrower on the last day of each calendar quarter, on any date all Prime Rate Borrowings are prepaid in full, and on the Maturity Date.

                 (d)      Usury.

                          (i)     If, with respect to any Bank and any
Borrower, the effective rate of interest contracted for by such Bank with such Borrower under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by such Bank to such Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by such Bank to such Borrower under the Credit Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by such Borrower to such Bank at the stated rates and the amounts which were due by such Borrower to such Bank at the Highest Lawful Rate (the "Lost Interest") has been recaptured by such Bank. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, the interest rates charged by such Bank to such Borrower under Sections 2.4 and 6.5 hereunder shall be retroactively increased such that the effective rate of interest on the loans made by such Bank to such Borrower under the Credit Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, such Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

                          (ii)    In calculating all sums paid or agreed to be
paid to any Bank by any Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.

                          (iii)   If the Agent determines that as a result of
the LIBOR for any Applicable Currency that the effective rate of interest contracted for by any Bank with any Borrower under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, could exceed the Highest Lawful Rate, then, if the Agent so notifies the Borrowers, the commitment of the Banks to make LIBOR Borrowings in such Applicable Currency shall be suspended until such condition has passed and all LIBOR Borrowings in such Applicable Currency shall be repaid as of the end of each applicable Interest Period.

                          (iv)    NOTWITHSTANDING THE FOREGOING OR ANY OTHER
TERM IN THIS AGREEMENT AND THE CREDIT DOCUMENTS TO THE CONTRARY, it is the intention of each Bank and each Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration from any Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Bank's option be applied to the outstanding amount of the loans made hereunder by such Bank to such Borrower or be refunded to such Borrower.

         2.5 Breakage Costs. If (i) any payment of principal on or any conversion of any LIBOR Borrowing is made on any date other than the last day of the Interest Period for such LIBOR Borrowing, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Borrowing is not made when due, or (iii) any LIBOR Borrowing is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the applicable Borrower to the Agent, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the permitted cancellation of any request for borrowing, conversion, or prepayment, the failure of such Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause, then such Borrower shall pay to each Bank upon demand any amounts required to compensate such Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are reasonably allocable to such action, including losses, costs, and expenses related to the liquidation or redeployment of funds acquired or designated by such Bank to fund or maintain such Bank's LIBOR Advance for such LIBOR Borrowing or related to the reacquisition or redesignation of funds by such Bank to fund or maintain such Bank's LIBOR Advance for such LIBOR Borrowing following any liquidation or redeployment of such funds caused by such action. A certificate as to the amount of such loss, cost, or expense detailing the calculation thereof submitted by such Bank to such Borrower shall be conclusive and binding for all purposes, absent manifest error.

         2.6     Increased Costs.

                 (a) Cost of Funds. If due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of any Bank allocable to (x) committing to make Advances or obtaining funds for the making, funding, or maintaining of LIBOR Advances in the relevant interbank market or other funds market or source of funds used by such Bank to fund LIBOR Advances in the Applicable Currency or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit (including any increase in any applicable reserve requirement specified by the Federal Reserve Board, including those for emergency, marginal, supplemental, or other reserves), then the Borrowers shall pay to such Bank upon demand any amounts required to compensate such Bank for such increased costs, such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost submitted by such Bank to the Borrowers shall be conclusive and binding for all purposes, absent manifest error. No Bank may make any claim for compensation under this Section 2.6(a) for increased costs incurred before 60 days prior to the delivery of any such certificate.

                 (b) Capital Adequacy. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of any Bank or its parent or holding company allocable to (x) committing to make Advances in any Applicable Currency or making, funding, or maintaining Advances in any Applicable Currency or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, as such capital requirements are allocated by such Bank, then the Borrowers shall pay to such Bank upon demand any amounts required to compensate such Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of such Bank or its parent or holding company), such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amounts detailing the calculation of such amounts submitted by such Bank to the Borrowers shall be conclusive and binding for all purposes, absent manifest error. No Bank may make any claim for compensation under this Section 2.6(b) for increased costs incurred before 60 days prior to the delivery of any such certificate.

         2.7 Illegality. Notwithstanding any other provision in this Agreement, if it becomes unlawful for any Bank to obtain deposits or other funds for making or funding LIBOR Advances in any Applicable Currency in the relevant interbank market or other funds market or source of funds used by such Bank for the Applicable Currency, such Bank shall so notify the Borrowers and the Agent and such Bank's commitment to make LIBOR Advances in such Applicable Currency as part of any LIBOR Borrowings in such Applicable Currency shall be suspended until such condition has passed, all LIBOR Advances of such Bank in such Applicable Currency shall be repaid as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Borrowings in such Applicable Currency shall be deemed to exclude such Bank.

         2.8 Market Failure. Notwithstanding any other provision in this Agreement, if the Agent determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant Applicable Currency, amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Borrowings are not likely adequately to cover the cost to any Bank of making or maintaining LIBOR Advances in the relevant Applicable Currency, then if the Agent so notifies the Borrowers, the commitment of the Banks to make LIBOR Borrowings in such Applicable Currency shall be suspended until such condition has passed and all LIBOR Borrowings in such Applicable Currency shall be repaid as of the end of each applicable Interest Period.

         2.9     Payment Procedures and Computations.

                 (a)      Payment Procedures.      Time is of the essence in
this Agreement and the Credit Documents. Each Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (local time at the Applicable Payment Office) on the day when due in the Applicable Currency to the Agent at the Agent's Applicable Lending Office in immediately available funds. All payments by any Borrower hereunder shall be made without any offset, abatement, withholding, or reduction. Upon receipt of payment from any Borrower of any principal, interest, or fees due to the Banks, the Agent shall promptly after receipt thereof distribute to the Banks their ratable share of such payments for the account of their respective Applicable Lending Offices. Upon receipt of other amounts due solely to the Agent, the Issuing Bank, or a specific Bank, the Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

                 (b) Agent Reliance. Unless the Agent shall have received written notice from the applicable Borrower prior to any date on which any payment is due to the Banks that such Borrower shall not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at an interest rate equal to, for payments due in Dollars, the Federal Funds Rate in effect from time to time or, for payments due in any other Applicable Currency, the LIBOR for a deemed Borrowing in an amount similar to the payment amount due and for a duration of one month, provided that with respect to such Bank, if such amount is not repaid by such Bank by the end of the second day after the date of the Agent's demand, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day after the date of the Agent's demand and shall remain at such increased rate thereafter.

                 (c) Sharing of Payments. Each Bank agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) in respect of any obligation of any Borrower to pay principal, interest, fees, or any other obligation incurred under the Credit Documents in a proportion greater than the total amount of such principal, interest, fees, or other obligation then owed and due by such Borrower to such Bank bears to the total amount of principal, interest, fees, or other obligation then owed and due by such Borrower to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of such Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in the aggregate unpaid amount of principal, interest, fees, or any such other obligation, as the case may be, owed by such Borrower to all of the Banks; provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                 (d) Authority to Charge Accounts. The Agent, if and to the extent payment owed to the Agent or any Bank is not made when due, may charge from time to time against any account of any Borrower with the Agent any amount so due. The Agent agrees promptly to notify such Borrower after any such charge and application made by the Agent provided that the failure to give such notice shall not affect the validity of such charge and application.

                 (e) Applicable Currency. The Applicable Currency for payments of principal and interest hereunder is the Applicable Currency in which the related Borrowing was made. The Applicable Currency for all other payments hereunder shall be Dollars. For purposes of determining the amount of any payment made by any Borrower, payments made in currencies other than Dollars shall be valued at the Dollar Equivalent amount thereof.

                 (f) Exchange Risk Indemnity. If any sum due from any Borrower under this Agreement or any order or judgment given in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against such Borrower with any governmental authority or in any court or tribunal or (ii) enforcing any order or judgment given in relation hereto, such Borrower shall indemnify each of the Persons to whom such sum is due against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second currency and (B) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim, or proof. The foregoing indemnity shall constitute a separate obligation of such Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

                 (g) Interest and Fees. Unless expressly provided for in this Agreement, (i) all computations of interest based on the Prime Rate shall be made on the basis of a 365/366 day year, as the case may be, (ii) all computations of interest based on the Federal Funds Rate shall be made on the basis of a 360 day year, (iii) all computations of interest based upon the LIBOR shall be made on the basis of a 360 day year if the Applicable Currency is Dollars or on the basis of such other year as is customary for the Applicable Currency in the reference market for the Applicable Currency if the Applicable Currency is other than Dollars, and (iv) all computations of fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

                 (h) Payment Dates. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Credit Document, the payment shall be due and payable on demand by the Agent.

                 (i) Determination Dates. Whenever the Dollar Equivalent of any amount must be determined under this Agreement, such determination shall be made in accordance with this paragraph unless otherwise specified in this Agreement. Whenever the Dollar Equivalent amount of any Borrowing shall be used in any computation under this Agreement, the Dollar Equivalent amount of such Borrowing for such computation shall be determined as of the date of the determination of the LIBOR for such Borrowing (under Section 2.4(a)(ii), each continuation or conversion creates a new Borrowing). Whenever the Dollar Equivalent amount of any Letter of Credit shall be used in any computation under this Agreement, the Dollar Equivalent amount of such Letter of Credit for such computation shall be determined as of the date of the most recent issuance, increase, or extension of such Letter of Credit.

         2.10    Taxes.

                 (a) No Deduction for Certain Taxes. Any and all payments by each Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income and franchise taxes imposed on it by any jurisdiction of which such Bank is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank and the Agent, Taxes by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to each Bank and the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Bank receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Borrower shall make such deductions; and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b) Other Taxes. Each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Credit Documents (other than those which become due as a result of any Bank joining this Agreement as a result of any Assignment and Acceptance, which shall be paid by the Bank which becomes a Bank hereunder as a result of such Assignment and Acceptance).

                 (c) Foreign Bank Withholding Exemption. Each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to each Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by such Borrower. Each Bank which delivers to such Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to such Borrower and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to such Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by such Borrower and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises such Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. Such Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to provide the requisite Internal Revenue Service forms in a timely manner. Each Bank which fails to provide to such Borrower in a timely manner such forms shall reimburse such Borrower upon demand for any penalties paid by such Borrower as a result of any failure of such Borrower to withhold the required amounts that are caused by such Bank's failure to provide the required forms in a timely manner.

         2.11 Replacement Banks. In the event that any Bank makes a demand for payment under Sections 2.5, 2.6, or 2.10 or has suspended its funding of LIBOR Advances pursuant to Section 2.7 or 2.8 and such Bank has not promptly taken all reasonable actions to avoid the circumstances permitting such Bank to exercise its rights under such Sections, then the Borrowers may replace such Bank with an Eligible Assignee selected by the Borrowers and approved by the Agent, which approval may not be unreasonably withheld, and such Bank being replaced agrees to execute an appropriate Assignment and Acceptance specifying the full transfer of all of such Bank's rights and obligations hereunder, return all of its Notes, and otherwise take such actions as necessary to comply with the provisions of Section 8.5 such that the effect of the transfer under
Section 8.5 is to make the replacement Eligible Assignee a Bank hereunder with the same rights and obligations as the Bank being replaced, provided that in connection with such transfer all obligations of the Bank being replaced to lend hereunder shall be terminated and the obligations of the Borrowers to pay principal, interest, and all other obligations owed to such Bank hereunder shall be purchased by the replacement Eligible Assignee in full without recourse at par.

         2.12 Additional Borrowers. Any Subsidiary of the Company may become a Borrower hereunder by delivering a fully executed Joinder Agreement and appropriate Notes in favor of each Bank to the Agent together with:

                 (a) a certificate of a Responsible Officer of the Subsidiary certifying to the Agent accurate and complete copies of recent certificates of existence and good standing for the Subsidiary, the articles of incorporation and bylaws or other organizational documents of the Subsidiary, the resolutions passed by the board of directors of the Subsidiary in connection with the Joinder Agreement or similar proof of authorization, the authorized officers for the Subsidiary, and such other corporate matters regarding the Subsidiary as requested by the Agent, each in a form and with substance satisfactory to the Agent; and

                 (b) an opinion of counsel for the Subsidiary satisfactory to the Agent regarding the organization of the Subsidiary, the enforceability of the Joinder Agreement, this Agreement, the Notes, and the other Credit Documents executed by the Subsidiary, and such other matters as requested by the Agent.

         2.13    Company Guaranty.

                 (a) The Company irrevocably guarantees to the Agent for the benefit of the Agent and the Banks the full payment when due of (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any other Borrower to the Agent and/or the Banks under the terms of this Agreement and the other Credit Documents, including amounts owed under the terms of this Agreement and the other Credit Documents for which any Borrower has obtained relief under bankruptcy or other laws providing for relief from creditors, and (b) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations (collectively, the "Guaranteed Obligations"). This is a guaranty of payment and not merely a guaranty of collection, and the Company is liable as a primary obligor. If any of the Guaranteed Obligations are not punctually paid when due, whether by maturity, acceleration, or otherwise, and the Agent shall notify the Company of such default and make demand for payment hereunder, the Company shall immediately pay to the Agent the full amount of the Guaranteed Obligations which are due and payable.

                 (b) The Company's obligations under this guaranty are continuing and cover all Guaranteed Obligations arising prior to and after the date hereof. This guaranty may not be revoked by the Company and shall continue to be effective with respect to Guaranteed Obligations arising or created after any attempted revocation by the Company.

                 (c) The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Credit Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Banks with respect thereto. The Company agrees that the Company's obligations under this guaranty shall not be released, diminished, or impaired by, and waives any rights which the Company might otherwise have which relate to:

                          (i) Any lack of validity or enforceability of the Guaranteed Obligations, any Credit Document, or any other agreement or instrument relating thereto;

                          (ii) Any increase, reduction, extension, or rearrangement of the Guaranteed Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Guaranteed Obligations;

                          (iii) Any grant of any security or support for the Guaranteed Obligations, including any pledge of collateral for the Guaranteed Obligations or any person guaranteeing or otherwise becoming liable for the payment or performance of the Guaranteed Obligations;

                          (iv) Any impairment of any security or support for the Guaranteed Obligations, including any full or partial release, exchange, subordination, or waste of any collateral for the Guaranteed Obligations or any full or partial release of any Borrower, any Guarantor, or any other person liable for the payment of the Guaranteed Obligations;

                          (v) Any change in the organization or structure of any Borrower, any Guarantor, or any other person liable for the payment of the Guaranteed Obligations; or the insolvency, bankruptcy, liquidation, or dissolution of any Borrower or any other person liable for the payment of the Guaranteed Obligations;

                          (vi) The failure to apply or any manner of applying payments or the proceeds of any collateral against the Guaranteed Obligations;

                          (vii) The failure to give notice of the occurrence of any of the events or actions referred to in this Section 2.13, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of sale or foreclosure of any collateral for the Guaranteed Obligations, notice of the Agent's or any Bank's transfer of the Guaranteed Obligations, notice of the financial condition of or other circumstances regarding any Borrower or any other person liable for the Guaranteed Obligations, or any other notice of any kind relating to the Guaranteed Obligations (and the parties intend that the Company shall not be considered a "Debtor" as defined in Section 9.105 of the Texas Business and Commerce Code for the purpose of notices required to be given to a Debtor thereunder); or

                          (viii) Any other action taken or omitted which affects the Guaranteed Obligations, whether or not such action or omission prejudices the Company or increases the likelihood that the Company will be required to pay the Guaranteed Obligations pursuant to the terms hereof--it is the unambiguous and unequivocal intention of the Company that the Company shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described herein.

                 (d) This guaranty shall continue to be effective or be reinstated, as the case may be, if any payment on the Guaranteed Obligations must be refunded for any reason including any bankruptcy proceeding. In the event that the Agent must refund any payment received against the Guaranteed Obligations, any prior release from the terms of this guaranty given to the Company by the Agent shall be without effect, and this guaranty shall be reinstated in full force and effect. It is the intention of the Company that the Company's obligations hereunder shall not be discharged except by final payment of the Guaranteed Obligations.

                 (e) There are no conditions precedent to the enforcement of this guaranty. It shall not be necessary for the Agent, in order to enforce payment by the Company under this guaranty, to exhaust the Agent's remedies against any Borrower or any other person liable for the payment of the Guaranteed Obligations, to enforce any support for the payment of the Guaranteed Obligations, or to enforce any other means of obtaining payment of the Guaranteed Obligations. The Company waives any rights under Chapter 34 of the Texas Business and Commerce Code, Section 17.001 of the Texas Civil Practice and Remedies Code, and Rule 31 of the Texas Rules of Civil Procedure
related to the foregoing.   Neither the Agent nor the Banks shall be required
to mitigate damages or take any other action to reduce, collect, or enforce the Guaranteed Obligations.

                 (f) Until all Guaranteed Obligations have been irrevocably paid in full (and therefore the payment thereof is no longer subject to being set aside or returned under the law), the Company agrees not to take any action pursuant to any rights which it may acquire against any Borrower or any other person liable for the payment of the Guaranteed Obligations under this guaranty, including any right of subrogation (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. Section 509, or under Chapter 34 of the Texas Business and Commerce
Code), contribution, indemnification, reimbursement, exoneration, or any right to participate in any claim or remedy of the Agent against any Borrower or any collateral which the Agent now has or may acquire. If any amount shall be paid to the Company in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Agent and immediately turned over to the Agent, with any necessary endorsement, to be applied to the Guaranteed Obligations. This paragraph (f) is not intended to be a permanent waiver of any right of the Company.

ARTICLE 3.       CONDITIONS PRECEDENT.

         3.1 Conditions Precedent to Initial Extensions of Credit. The obligation of each Bank to make the initial extension of credit under this Agreement, including the making of any Advances and the issuance of any Letters of Credit, shall be subject to the conditions precedent that:

                 (a) Documents. The Borrowers shall have delivered or shall have caused to be delivered the documents and other items listed on Exhibit F, together with any other documents requested by the Agent to document the agreements and intent of the Credit Documents, each in form and with substance satisfactory to the Agent;

                 (b) Termination of Facilities. The existing credit facilities provided by NationsBank to the Company and to SLT North America, Inc., shall be terminated in accordance with Section 8.10 and the outstanding indebtedness thereunder repaid;

                 (c) Merger. The merger of SLT Environmental, Inc., into the Company substantially on the terms described in the Proxy Statement of the Company dated June 27, 1995, and the Plan and Agreement of Merger attached thereto; and

                 (d) Long-Term Debt Placement. The placement of $25,000,000 in senior long-term debt on terms and conditions satisfactory to the Agent.

         3.2 Conditions Precedent to Each Extension of Credit. The obligation of each Bank to make any extension of credit under this Agreement, including the making of any Advances and the issuance, increase, or extension of any Letters of Credit, shall be subject to the further conditions precedent that on the date of such extension of credit:

                 (a) Representations and Warranties. As of the date of the making of any extension of credit hereunder, the representations and warranties contained in each Credit Document shall be true and correct in all material respects as of such date and each Borrower's request for the making of any extension of credit hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Credit Document as of such date;

                 (b) Default. As of the date of the making of any extension of credit hereunder, there shall exist no Default or Event of Default, and the making of the extension of credit would not cause or be reasonably expected to cause a Default or Event of Default;

                 (c) Material Adverse Change. There shall not have occurred any Material Adverse Change;

                 (d) Maximum Amount. Following the making of such Borrowing, the aggregate outstanding Dollar Equivalent principal amount of Borrowings shall not exceed the aggregate amount of the Commitments.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants to the Agent and each Bank, and with each request for any extension of credit hereunder, including the making of any Advances and the issuance, increase, or extension of any Letters of Credit, again represents and warrants to the Agent and each Bank, as follows:

         4.1 Organization. As of the date of this Agreement, the Company, each Material Subsidiary, and each Credit Party (a) is a corporation duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of incorporation and (b) is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person owns property or conducts operations and which requires such licensing or qualification and where failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

         4.2 Authorization. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary corporate or partnership action of each Credit Party, and (c) are within each Credit Party's corporate or partnership powers.

         4.3 Enforceability. Each Credit Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party which is a party to such Credit Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Credit Document's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

         4.4     Absence of Conflicts and Approvals.   The execution, delivery,
and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party the violation of which could reasonably be expected to cause a Material Adverse Change, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         4.5 Investment Companies. Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.6 Public Utilities. Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither the Company nor any of its Subsidiaries is a regulated public utility.

         4.7     Financial Condition.

                 (a) The Company has delivered to the Agent (i) the annual audited financial statements of the Company dated as of March 31, 1995, including therein the balance sheet of the Company as of such date and the statements of income, stockholders' equity, and cash flows for the Company for the fiscal year ending on such date and (ii) the annual audited financial statements of SLT Environmental, Inc., dated as of December 31, 1994, including therein the balance sheet of SLT Environmental, Inc., as of such date and the statements of operations, changes in stockholder's equity, and cash flows for SLT Environmental, Inc., for the fiscal year ending on such date. Each of these financial statements are accurate and complete in all material respects and present fairly the financial condition of the Company and SLT Environmental, Inc., respectively, as of such date in accordance with generally accepted accounting principles.

                 (b) The Company has delivered to the Agent the unaudited financial statements of SLT Environmental, Inc., dated as of March 31, 1995, including therein the balance sheet of SLT Environmental, Inc., as of such date and the statements of operations, changes in stockholder's equity, and cash flows for SLT Environmental, Inc., for the fiscal quarter ending on such date. Each of these financial statements are accurate and complete in all material respects and present fairly the financial condition of SLT Environmental, Inc., as of such date in accordance with generally accepted accounting principles, except that such financial statements may lack the complete financial notes required by generally accepted accounting principles.

                 (c) As of the respective dates of the Financial Statements and the Interim Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Company or any of its Subsidiaries, except as disclosed in the Financial Statements or the Interim Financial Statements, and adequate reserves for such items have been made in accordance with generally accepted accounting principles. No Material Adverse Change has occurred. No Default exists.

         4.8 Condition of Assets. The Company and each of its Subsidiaries has good and indefeasible title to all of its owned property and valid leasehold rights in all of its leased property, free and clear of all Liens except Permitted Liens. The Company and each of its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business to the extent the failure to possess such rights could reasonably be expected to cause a Material Adverse Change. The material properties used or to be used in the continuing operations of the Company and each of its Subsidiaries are in good repair, working order, and condition, normal wear and tear excepted to the extent the failure to comply with such matters could reasonably be expected to cause a Material Adverse Change. The properties of the Company and each of its Subsidiaries have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in such a manner which could reasonably be expected to cause a Material Adverse Change.

         4.9 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator, which could reasonably be expected to cause a Material Adverse Change.

         4.10 Subsidiaries. As of the date of this Agreement, the Company has no Subsidiaries except as disclosed in Schedule II. All subsidiaries of the Company required to execute Guaranties pursuant to Section 5.8 have executed the required Guaranties.

         4.11 Laws and Regulations. The Company and each of its Subsidiaries have been and are in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Persons where the failure to comply could reasonably be expected to cause a Material Adverse Change, except where such Persons are contesting the validity or application of any such laws or regulations in good faith by appropriate legal proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

         4.12 Environmental Compliance. The Company and each of its Subsidiaries have been and are in compliance with all Environmental Laws and have obtained and are in compliance with all related permits necessary for the ownership and operation of any such Person's properties, except where such matters could not reasonably be expected to cause a Material Adverse Change. The Company and each of its Subsidiaries have never received notice of and have never been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Change. The Company and each of its Subsidiaries do not and have not created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person's properties (nor has any such Person's properties been used for those purposes), except in compliance with all Environmental Laws and related permits; have never been responsible for the release of any Hazardous Materials into the environment in connection with any such Person's operations and have not contaminated any properties with Hazardous Materials; do not and have not owned any properties contaminated by any Hazardous Materials, except in each case where such matters could not reasonably be expected to cause a Material Adverse Change.

         4.13 ERISA. The Company and each of its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and no "reportable event," as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of the Company or any of its Subsidiaries.

         4.14 Taxes. The Company and its Subsidiaries have filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by such Persons and have paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by the such Persons where the failure to comply with such matters could reasonably be expected to cause a Material Adverse Change. The charges, accruals, and reserves on the books of such Persons in respect of taxes are adequate in accordance with generally accepted accounting principles.

         4.15 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to the Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

ARTICLE 5. COVENANTS. Until the Agent and the Banks receive irrevocable payment of the Credit Obligations and have terminated this Agreement and each other Credit Document, each Borrower shall comply with and cause compliance with the following covenants:

         5.1 Organization. Except as necessary in any action permitted under Section 5.9, the Company shall and shall cause each Material Subsidiary and each Credit Party to (a) maintain itself as an entity duly organized, validly existing, and in good standing under the laws of each such Person's respective jurisdiction of organization and (b) duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person owns property or conducts operations and which requires such licensing or qualification, except where the failure to be so licenses, qualified, or in good standing could not reasonably be expected to cause a Material Adverse Change.

         5.2 Reporting. The Company shall furnish to the Agent all of the following:

                 (a) Annual Financial Reports. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Company, (i) a copy of the annual audit report for such fiscal year for the Company, including therein the consolidated balance sheets of the Company as of the end of such fiscal year and the consolidated statements of income, stockholders' equity, and cash flows for the Company for such fiscal year, setting forth the consolidated financial position and results of the Company for such fiscal year and certified, without any qualification or limit of the scope of the examination of matters relevant to the financial statements, by a nationally recognized certified public accounting firm; (ii) the consolidating schedules used to prepare the financial statements described in clause (i) above; and (iii) a completed Compliance Certificate duly certified by a Responsible Officer of the Company;

                 (b) Quarterly Financial Reports. As soon as available and in any event not later than 60 days after the end of each fiscal quarter,
(i) a copy of the internally prepared and, if available, reviewed consolidated financial statements of the Company for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated balance sheets of the Company as of the end of such fiscal quarter and the consolidated statements of income, and cash flows for such fiscal quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Company for such fiscal quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Company as having been prepared in accordance with generally accepted accounting principles (except as to the provision for complete financial notes); (ii) the consolidating schedules used to prepare the financial statements described in clause (i) above; and (iii) a completed Compliance Certificate duly certified by a Responsible Officer of the Company;

                 (c)      SEC Filings.    As soon as available and in any event
not later than thirty days after the filing or delivery thereof, copies of all financial statements, reports, and proxy statements which the Company or any of its Subsidiaries shall have sent to its stockholders generally (other than the Company or other Subsidiaries) and copies of all regular and periodic reports, if any, which the Company or any of its Subsidiaries shall have filed with the Securities and Exchange Commission;

                 (d) Defaults. Promptly, but in any event within five Business Days after the discovery thereof, a notice of any facts known to the Company which constitute a Default, together with a statement of a Responsible Officer of the Company setting forth the details of such facts and the actions which the Company has taken and proposes to take with respect thereto;

                 (e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries which, if determined adversely, could reasonably be expected to cause a Material Adverse Change, including any lawsuit which represents a claim which could result in any liability in excess of 5% of the consolidated Total Capital of the Company as of the end of the most recently ended fiscal year of the Company;

                 (f) Material Changes. Prompt written notice of any condition or event of which the Company or any of its Subsidiaries has knowledge, which condition or event has resulted or could reasonably be expected to cause a Material Adverse Change, including any event which represents a contingent liability in excess of 5% of the consolidated Total Capital of the Company as of the end of the most recently ended fiscal year of the Company (other than a lawsuit); and

                 (g) Other Information. Such other information respecting the business operations or property of the Company and its Subsidiaries, financial or otherwise, as the Agent or the Majority Banks may from time to time reasonably request.

         5.3 Inspection. The Company shall permit the Agent and the Banks to visit and inspect, under the Company's guidance, any of the properties of the Company or any of its Subsidiaries, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with the Agent and the Banks the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse the Agent or the Banks for expenses incurred in connection with any such visitation or inspection unless a Default or Event of Default exists when they are incurred.

         5.4 Use of Proceeds. The proceeds of the Advances shall be used by the Borrowers only for the general corporate and working capital needs of such Borrower and its Subsidiaries, including the refinancing of existing indebtedness. No Borrower shall, directly or indirectly, use any part of such proceeds for any purpose which violates, or is inconsistent with, Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

         5.5     Financial Covenants.

                 (a) Debt to EBITDA Ratio. As of the last day of each fiscal quarter, the Company shall not permit the ratio of (i) the consolidated Debt of the Company as of end of the fiscal quarter then ended to (ii) the consolidated EBITDA of the Company for the preceding four fiscal quarters then ended, to be greater than 4.00 to 1.00.

                 (b)      Tangible Net Worth.   The Company shall not permit
the consolidated Tangible Net Worth of the Company (i) during its fiscal year ending December 31, 1995, to be less than $60,000,000, and (ii) during any fiscal year thereafter, to be less than an amount equal to the sum of the amount that was required to be maintained during the previous fiscal year plus an amount equal to 25% of consolidated net income of the Company for such previous fiscal year (excluding consolidated net income for any fiscal year during which consolidated net income is not a positive number), plus (iii) 50% of the net proceeds of any sale of equity interests in the Company after the closing date and the stock merger in connection therewith.

                 (c) Debt to Total Capital Ratio. As of the last day of each fiscal quarter, the Company shall not permit the ratio of (i) the consolidated Debt of the Company as of end of the quarter then ended to (ii) the consolidated Total Capital of the Company as of the end of such fiscal quarter, to be greater than 0.50 to 1.00.

                 (d) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, the Company shall not permit the ratio of (i) the consolidated EBITDA of the Company for the preceding four fiscal quarters then ended, less consolidated cash taxes paid by the Company during such period, to
(ii) the scheduled payments of principal and interest which were due and payable on the consolidated Debt of the Company during such period (other than principal payments due under revolving credit facilities which were extended, renewed, rearranged, or refinanced under revolving credit facilities maturing beyond such period), to be less than 1.40 to 1.00.

                 (e) Current Ratio. As of the last day of each fiscal quarter, the Company shall not permit the ratio of (i) the consolidated current assets of the Company to (ii) the consolidated current liabilities of the Company, to be less than 1.10 to 1.00.

         5.6 Debt. The Company shall not and shall not permit any of its Subsidiaries to create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt.

         5.7 Liens. The Company shall not and shall not permit any of it Subsidiaries to create, assume, incur, or suffer to exist any Lien on any of its real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, except for Permitted Liens.

         5.8 Subsidiary Guaranties. At the request of the Agent, the Company shall cause each of its Material Subsidiaries to execute a Guaranty in substantially the form of Exhibit G with such changes thereto as the Agent may reasonably request.

         5.9     Corporate Transactions.

                 (a) The Company shall not and shall not permit any of its Subsidiaries to (1) merge or consolidate with or be a party to a merger or consolidation with any other Person or (2) assign, sell, lease, dispose of, or otherwise transfer any assets of the Company and its Subsidiaries outside of the ordinary course of business, provided, however, that:

                          (i)     any Subsidiary of the Company may merge or
consolidate with or into the Company or any Subsidiary of the Company so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

                          (ii)    any Subsidiary of the Company may sell,
lease, or otherwise dispose of its assets to the Company or any Subsidiary of the Company; and

                          (iii)  any Subsidiary of the Company may sell, lease,
or otherwise dispose of its assets outside of the ordinary course of business if the aggregate value of the assets so transferred by the Company and its Subsidiaries during any fiscal year of the Company does not exceed an amount equal to 5% of the consolidated Total Capital of the Company as of the end of the most recently ended fiscal year of the Company.

                 (b) The Company will not permit any Subsidiary of the Company to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.9, any warrants, rights, or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary of the Company to any Person other than the Company or a wholly-owned Subsidiary of the Company, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company or a Subsidiary of the Company whereby the Company or such Subsidiary of the Company maintains their same proportionate interest in such Subsidiary of the Company.

         5.10 Derivatives. The Company shall not and shall not permit any of it Subsidiaries to enter into or assume any obligations with respect to any Derivatives except for Permitted Derivatives.

         5.11    Distributions.   The Company will not:

                 (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

                 (b) directly or indirectly, or through any Subsidiary, purchase, redeem, or retire any shares of its capital stock of any class or any warrants, rights, or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights, or options to purchase or acquire any shares of its capital stock);

                 (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary of the Company, in respect of its capital stock; or

                 (d) make any payment or distribution, either directly or indirectly or through any Subsidiary of the Company, of principal of any subordinated Debt prior to the date such payment shall be due;

(such declarations or payments of dividends, purchases, redemptions, or retirements of capital stock and warrants, rights, or options and all such other distributions being herein collectively called "Restricted Payments"), if any Default or Event of Default exists or if after giving effect thereto any such Restricted Payment could cause a Default or Event of Default. The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof. The Company may make any Restricted Payment declared in compliance with the provisions of this
Section 5.11 regardless of its capacity to declare additional Restricted Payments or lack thereof under this Section 5.11 at the time of the payment of such Restricted Payment. For the purposes of this Section 5.11, the amount of any Restricted Payment declared, paid, or distributed in property other than cash shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

         5.12 Transactions with Affiliates. The Company shall not and shall not permit any of its Subsidiaries to enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to, or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

         5.13 Insurance. The Company shall and shall cause each of its Subsidiaries to maintain insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided, however, that nothing contained in this Section 5.13 shall prevent the Company from maintaining in lieu, in whole or in part, of such insurance coverage a self-insurance program in an amount not to exceed $2,000,000 on an annual basis if and to the extent that such self-insurance program is consistent with sound and prudent business practices or is determined to be appropriate or in the best interests of the Company by its Board of Directors.

         5.14    Investments; Acquisitions.

                 (a) Without the prior written consent of the Agent, the Company shall not and shall not permit any of its Subsidiaries to make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person, except for Permitted Investments.

                 (b) Without the prior written consent of the Agent, the Company shall not and shall not permit any of its Subsidiaries to make any direct or indirect acquisition, for cash or other consideration, including stock issued and assumed debt, whether in one or more related transactions, of all or substantially all of the assets, liabilities, or Voting Securities of a Person, a division or business unit of a Person, or any related group of the foregoing if the aggregate amount of all such acquisitions by the Company and its Subsidiaries during any fiscal year of the Company exceeds 10% of the consolidated Total Capital of the Company as of the end of the prior fiscal year of the Company.

         5.15 Lines of Business; Distribution. Neither the Company nor any Subsidiary of the Company will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the business of manufacturing, distributing, and installing environmental and containment systems, which is the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

         5.16 Compliance with Laws. The Company shall and shall cause each of its Subsidiaries to comply with all federal, state, and local laws and regulations which are applicable to the operations and property of such Persons where the failure to so comply could reasonably be expected to cause a Material Adverse Change; provided, however, that this Section 5.16 shall not prevent any such Person from contesting the validity or application of any such laws or regulations in good faith by appropriate legal proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

         5.17 Environmental Compliance. The Company shall and shall cause each of its Subsidiaries to comply with all Environmental Laws and obtain and comply with all related permits necessary for the ownership and operation of any such Person's properties except where such matters could not reasonably be expected to cause a Material Adverse Change. The Company shall and shall cause each of its Subsidiaries to promptly disclose to the Agent any notice to or investigation of such Persons for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Change. The Company shall not and shall not permit any of its Subsidiaries to create, handle, transport, use, or dispose of any Hazardous Materials on or about any such Person's properties except in compliance with all Environmental Laws and related permits; release any Hazardous Materials into the environment in connection with any such Person's operations or contaminate any properties with Hazardous Materials; own properties contaminated by any Hazardous Materials, except in each case where such matters could not reasonably be expected to cause a Material Adverse Change.

         5.18    ERISA Compliance.

                 (a) The Company shall not and shall not permit any of its Subsidiaries to permit any Plan of the Company or any of its Subsidiaries organized under the laws of the United States of America or any political subdivision thereof at any time maintained by such Person to have any Unfunded Vested Pension Liabilities. As used herein "Unfunded Vested Pension Liability" shall mean an excess of the actuarial present value of accumulated vested Plan benefits as at the end of the immediately preceding Plan year of such Plans (or as of any more recent valuation date) over the net assets allocated to such Plans which are available for benefits, all as determined and disclosed in the most recent actuarial valuation report for such Plans.

                 (b) All assumptions and methods used to determine the actuarial valuation of vested employee benefits under all Plans at any time maintained by the Company or any of its Subsidiaries and the present value of assets of such Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law and all requirements of generally accepted accounting principals.

                 (c) The Company shall not and shall not permit any of its Subsidiaries to cause any Plan maintained by or participated in by the Company or any of its Subsidiaries at any time to:

                          (i) engage in any "prohibited transaction" (as such term is defined in ERISA);

                          (ii) incur any "accumulated funding deficiency" (as such term is defined in ERISA), whether or not waived; or

                          (iii) terminate any such Plan in a manner which could result in the imposition of any Lien on any property of the Company or any of its Subsidiaries pursuant to ERISA.

                 (d) The Company shall not and shall not permit any of its Subsidiaries to permit any condition to exist in connection with any Plan of the Company or any Subsidiary of the Company which might constitute grounds for the Pension Benefit Guaranty Corporation to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan.

                 (e) The Company shall not and shall not permit any of its Subsidiaries to withdraw from any Multiemployer Plan, as such term is defined in ERISA, if such withdrawal shall subject the Company or any of its Subsidiaries to withdrawal liability (as described under Part 1 of Subtitle E of Title IV of ERISA).

         5.19 Payment of Taxes and Claims. The Company shall and shall cause each Subsidiary of the Company to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person's income, profits, or property prior to the date on which penalties attach thereto which could reasonably be expected to cause a Material Adverse Change, and (b) all lawful claims which, if unpaid, would by law become a Lien upon any such Person's property unless such claim is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles have been established.

ARTICLE 6.       DEFAULT AND REMEDIES.

         6.1 Events of Default. Each of the following shall be an "Event of Default" for the purposes of this Agreement and for each of the Credit
Documents:

                 (a)      Payment Failure.  Any Borrower fails to pay when due
(i) any principal, interest, or fees, or reimbursement obligations under Letters of Credit, due under this Agreement or any other Credit Document and such failure has not been cured within five Business Days following written notice thereof from the Agent or
(ii) any other reimbursements, any indemnifications, or any other amounts due under this Agreement or any other Credit Document and such failure has not been cured within 30 days following written notice thereof from the Agent;

                 (b) False Representation. Any written representation or warranty made by any Credit Party or any Responsible Officer thereof in this Agreement or in any other Credit Document proves to have been materially false or erroneous at the time it was made or deemed made;

                 (c) Breach of Covenant. (i) Any breach by any Borrower of any of the covenants contained in Sections 5.2(a), 5.2(b), 5.5, 5.12, 5.13, 5.15, 5.16, 5.17, 5.18, or 5.19 and such breach is not cured within 30 days following the earlier of knowledge of such breach by any Borrower or the receipt of written notice thereof from the Agent, (ii) any breach by any Borrower of any other covenants contained in this Agreement, or (iii) any breach by any Borrower or any other Credit Party of any covenant in any Credit Document other than this Agreement;

                 (d) Guaranties. Any Guaranty shall at any time and for any reason cease to be in full force and effect or shall be contested by any party thereto, or any party thereto shall deny it has any further liability or obligation thereunder, or any provision of any Guaranty shall be breached by any party thereto;

                 (e) Material Debt Default. (i) Any principal, interest, fees, or other amounts due on any Debt of the Company, any of its Subsidiaries, or any Credit Party is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate Dollar Equivalent amount of all Debt of such Persons so in default exceeds $2,000,000;
(ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any such Person the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and such event or condition shall not be cured within the applicable grace period, if any, and the aggregate Dollar Equivalent amount of all Debt of such Persons so in default exceeds $2,000,000; or (iii) any Debt of any such Person shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate Dollar Equivalent amount of all Debt of such Persons so accelerated exceeds $2,000,000;

                 (f) Material Agreement Default. There shall occur any breach by the Company or any of its Subsidiaries of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change and such breach is not cured within the applicable grace period, if any;

                 (g) Bankruptcy and Insolvency. (i) there shall have been filed against the Company, any of its Subsidiaries, or any Credit Party or any such Person's properties, without such Person's consent, any petition seeking any arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such petition remains in effect for 60 or more days, whether or not consecutive, or any court shall approve any such petition or (ii) any such Person consents to or files any petition of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person's inability to pay such Persons's debts as they become due;

                 (h) Adverse Judgment. A judgment in excess of $500,000 is rendered against the Company, any of its Subsidiaries, or any Credit Party and such judgment is not discharged or stayed pending appeal or other court action within 30 days following its entry; or

                 (i) Ownership. The occurrence of any Change of Control of the Company after the date of this Agreement.

         6.2 Termination of Commitments. Upon the occurrence of any Event of Default under Section 6.1(g), all of the commitments of the Agent and the Banks hereunder shall terminate. During the existence of any Event of Default other than an Event of Default under Section 6.1(g), the Agent may, or shall at the request of the Majority Banks, declare by written notice to the Borrowers all of the commitments of the Agent and the Banks hereunder terminated, whereupon the same shall immediately terminate.

         6.3 Acceleration of Credit Obligations. Upon the occurrence of any Event of Default under Section 6.1(g), the aggregate outstanding Dollar Equivalent principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default other than an Event of Default under Section 6.1(g), the Agent may, or shall at the request of the Majority Banks, declare by written notice to the Borrowers the aggregate outstanding Dollar Equivalent principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations to be immediately due and payable. In connection with the foregoing, except for the notice provided for above, each Borrower waives notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices.

         6.4 Cash Collateralization of Letters of Credit. Upon the occurrence of any Event of Default under Section 6.1(g), each Borrower shall pay to the Agent an amount equal to the Letter of Credit Exposure allocable to the Letters of Credit requested by such Borrower to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(g). During the existence of any Event of Default other than an Event of Default under Section 6.1(g), the Agent may, or shall at the request of the Majority Banks, require by written notice to the Borrowers that each Borrower pay to the Agent an amount equal to the Letter of Credit Exposure allocable to the Letters of Credit requested by such Borrower to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(g).

         6.5 Default Interest. If any Event of Default exists, the Agent may, or shall at the request of the Majority Banks, declare by written notice to the applicable Borrower that the Credit Obligations specified in such notice shall bear interest beginning on the date specified in such notice until paid in full at the applicable Default Rate for such Credit Obligations.

         6.6 Right of Setoff. During the existence of an Event of Default, the Agent and each Bank is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Agent or such Bank to any Borrower against any and all of the obligations of such Borrower under this Agreement and the Credit Documents, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or the Credit Documents and although such obligations may be contingent and unmatured. The Agent and each Bank, as the case may be, agrees promptly to notify the applicable Borrower after any such setoff and application made by such party provided that the failure to give such notice shall not affect the validity of such setoff and application.

         6.7 Actions Under Credit Documents. Following an Event of Default, the Agent may, or shall at the request of the Majority Banks, take any and all actions permitted under the other Credit Documents, including the Guaranties.

         6.8 Remedies Cumulative. No right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

         6.9 Application of Payments. When an Event of Default exists, all payments shall be applied to the outstanding Credit Obligations in the order determined by the Agent. All applications shall be distributed in accordance with Section 2.9(a).

ARTICLE 7.  THE AGENT AND THE ISSUING BANK

         7.1 Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. Statements under the Credit Documents that the Agent may take certain actions, without further qualification, means that the Agent may take such actions with or without the consent of the Majority Banks. The Agent shall not, however, release any Guaranty without the prior written consent of the Banks. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

         7.2 Reliance, Etc. Neither the Agent, the Issuing Bank, nor any of their respective Related Parties (for the purposes of this Section 7.2, collectively, the "Indemnified Parties") shall be liable for any action taken or omitted to be taken by any Indemnified Party under or in connection with this Agreement or the other Credit Documents, INCLUDING ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE) except for any Indemnified Party's gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent and the Issuing Bank: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for any Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Credit Document on the part of the Credit Parties or to inspect the property (including the books and records) of the Credit Parties; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         7.3 Affiliates. With respect to its Commitment, the Advances made by it, its interests in the Letters of Credit, and the Notes issued to it, the Agent and the Issuing Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent and the Issuing Bank in their individual capacity. The
Agent, the Issuing Bank, and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Agent were not an agent hereunder and the Issuing Bank were not the issuer of Letters of Credit hereunder and without any duty to account therefor to the Banks.

         7.4 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and the Interim Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         7.5 Expenses. To the extent not paid by the Borrowers, each Bank severally agrees to pay to the Agent and the Issuing Bank on demand such Bank's ratable share of the following: (a) all reasonable third party, out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and out-of-pocket expenses of outside counsel for the Agent and the Issuing Bank with respect to advising the Agent and the Issuing Bank as to their respective rights and responsibilities under this Agreement and the Credit Documents, and (b) all costs and expenses of the Agent and the Issuing Bank in connection with the preservation or enforcement of the rights of the Agent, the Issuing Bank, and the Banks under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent and the Issuing Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         7.6 Indemnification. To the extent not reimbursed by the Borrowers, each Bank severally agrees to protect, defend, indemnify, and hold harmless the Agent, the

Issuing Bank, and each of their respective Related Parties (for the purposes of this Section 7.6, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         7.7 Successor Agent and Issuing Bank. The Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank with the consent of the Borrowers, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrowers, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrowers, appoint a successor Agent or Issuing Bank, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from any duties and obligations under this Agreement and the other Credit Documents after such acceptance, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Article 7 shall inure to such Person's benefit as to any actions taken or omitted to be taken by such Person while such Person was Agent or Issuing Bank under this Agreement and the other Credit Documents.

ARTICLE 8.  MISCELLANEOUS.

         8.1 Expenses. The Borrowers shall pay on demand of the applicable party specified herein (a) all reasonable third- party, out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and out-of-pocket expenses of outside counsel for the Agent and the Issuing Bank, and (b) all costs and expenses of the Agent, the Issuing Bank, and each Bank in connection with the preservation or enforcement of their respective rights under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent, the Issuing Bank, and each Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         8.2 Indemnification. The Borrowers agree to protect, defend, indemnify, and hold harmless the Agent, the Issuing Bank, each Bank, and each of their respective Related Parties (for the purposes of this Section 8.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         8.3 Modifications, Waivers, and Consents. No modification or waiver of any provision of this Agreement or the Notes, nor any consent required under this Agreement or the Notes, shall be effective unless the same shall be in writing and signed by the Agent and Majority Banks and the Borrowers, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no modification, waiver, or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.1 or 3.2, (b) increase the Commitments of the Banks, (c) reduce the amount of principal, interest, or fees payable under the Credit Documents, or postpone the payment thereof, or (d) change the percentage of Banks required to take any action under this Agreement or the Notes, including any amendment of the definition of "Majority Banks" or this Section
8.3. No modification, waiver, or consent shall, unless in writing and signed by the Agent or the Issuing Bank affect the rights or obligations of the Agent or the Issuing Bank, as the case may be, under the Credit Documents.

         8.4 Survival of Agreements. All representations, warranties, and covenants of the Borrowers in this Agreement and the Credit Documents shall survive the execution of this Agreement and the Credit Documents and any other document or agreement.

         8.5 Assignment and Participation. This Agreement and the Credit Documents shall bind and inure to the benefit of the Borrowers and their respective successors and assigns and the Agent and the Banks and their respective successors and assigns. No Borrower may not assign its rights or delegate its duties under this Agreement or any Credit Document.

                 (a) Assignments. Any Bank may assign to one or more financial institutions or other entities all or any portion of its rights and obligations under this Agreement and the Notes (including its Commitment, Advances, and interest in the Letters of Credit); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) assignments of Commitments shall be made in minimum amounts of $5,000,000 and be made in integral multiples of $5,000,000 and the assigning Bank shall maintain at least $5,000,000 in Commitments, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, (v) each Eligible Assignee (other than the Eligible Assignee of the Agent) shall pay to the Agent a $2,500 administrative fee, and (vi) the Agent shall maintain at least 50% of the outstanding Commitments. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least three Business Days after the execution thereof): (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to the assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) the assignor Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by the assignor Bank pursuant to such Assignment and Acceptance, relinquish the assignor Bank's rights and be released from the assignor Bank's obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assignor Bank's rights and obligations under this Agreement, such assignor Bank shall cease to be a party hereto).

                 (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the assignor Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assignor Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) the assignor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and Interim Financial Statements and such other documents and information as such assignee has deemed appropriate to make such assignee's own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee shall, independently and without reliance upon the Agent, such Bank, or any other Bank and based on such documents and information as such assignee shall deem appropriate at the time, continue to make such assignee's own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it shall perform as a Bank under the Credit Documents.

                 (c) The Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank, or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                 (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed in the appropriate form, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and
(iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Notes new Notes to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Bank has retained any Commitment hereunder, new Notes to the order of such Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall be in the appropriate form.

                 (e) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the Notes (including its Commitment, Advances, and interest in the Letters of Credit); provided, however, that (i) such Bank's obligations under this Agreement (including its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Borrowers, the Agent, the Issuing Bank, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and
(v) such Bank shall not require the participant's consent to any matter under this Agreement, except for changes in the matters covered by Sections 8.3(b) and (c). Each Borrower hereby agrees that participants shall have the same rights as a Bank under Sections 2.5, 2.6, 2.7, 2.8, 2.10, 6.6, and 8.2 to the extent of their respective participations.

         8.6 Notice. All notices and other communications under this Agreement and the Notes shall be in writing and mailed by certified mail (return receipt requested), telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied or telexed notices shall be effective when transmission is completed or confirmed by telex answerback. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to the Agent pursuant to Article 2 or 7 shall not be effective until received by the Agent.

         8.7 Choice of Law. This Agreement and the Notes have been prepared, are being executed and delivered, and are intended to be performed in the State of Texas, and the substantive laws of the State of Texas and the applicable federal laws of the United States shall govern the validity, construction, enforcement, and interpretation of this Agreement and the Notes; provided however, Chapter 15 of the Texas Credit Code does not apply to this Agreement or the Notes. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

         8.8 Confidentiality. The Agent and each Bank acknowledges that they shall receive information regarding the Credit Parties' business operations and financial condition which is not available to the public. The Agent and each Bank agrees to maintain the confidentiality of such nonpublic information except in the ordinary course of business with their respective auditors, accountants, and legal advisors, and as required by law. The Agent and each Bank may share such information with potential participants and assigns of its interests under the Credit Documents if such transferees agree to maintain the confidentiality of such information.

         8.9 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.

         8.10 Termination of Existing Facilities. The existing credit facilities provided by NationsBank to the Company pursuant to the Loan Agreement dated October 31, 1991, between Nationsbank and the Company and to SLT North America, Inc., pursuant to the Loan Agreement dated December 29, 1989, between NationsBank and SLT North America, Inc., are hereby terminated by NationsBank and by the Company (acting for itself and for SLT North America, Inc.), such termination being without premium or penalty. In connection with the initial Borrowings hereunder, the Company shall repay all outstanding indebtedness under such credit facilities, and upon such repayment, NationsBank agrees that all Liens securing such credit facilities shall be released and forever discharged. NationsBank hereby agrees to execute at the Company's expense any termination statements, releases, or other documents as the Company may reasonably request to evidence such termination and release.

         8.11 No Further Agreements. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED as of the date first above written.


                                       COMPANY:

                                       GUNDLE/SLT ENVIRONMENTAL, INC.


                                       By: /s/ Roger Klatt
                                          --------------------------------------
                                       Name:  Roger Klatt
                                       Title: Chief Financial Officer


                                       AGENT:

                                       NATIONSBANK OF TEXAS, N.A., as Agent


                                       By: /s/ C. Todd Kulp
                                          --------------------------------------
                                       Name:  C. Todd Kulp
                                       Title: Vice President


                                       BANKS:

COMMITMENT                             NATIONSBANK OF TEXAS, N.A.

$35,000,000

                                       By: /s/ C. Todd Kulp
                                          --------------------------------------
                                       Name:  C. Todd Kulp
                                       Title: Vice President